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                                                                    EXHIBIT 99.3

                       BENEDEK COMMUNICATIONS CORPORATION

                        OFFER TO EXCHANGE ITS SHARES OF
      15.0% EXCHANGEABLE REDEEMABLE SENIOR PREFERRED STOCK DUE 2007, WHICH
       HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                  FOR ANY AND ALL OF ITS OUTSTANDING SHARES OF
         15.0% EXCHANGEABLE REDEEMABLE SENIOR PREFERRED STOCK DUE 2007

To: Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

     Benedek Communications Corporation (the 'Company') is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated
              , 1996 (the 'Prospectus'), and the enclosed Letter of Transmittal (the 'Letter of Transmittal'), to exchange (the 'Exchange Offer') shares of its 15.0% Exchangeable Redeemable Senior Preferred Stock due 2007, which have been registered under the Securities Act of 1933, as amended, for an equal number of outstanding shares of its 15.0% Exchangeable Redeemable Senior Preferred Stock due 2007 (the 'Existing Exchangeable Preferred Stock'). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated June 5, 1996, among the Company, Goldman, Sachs & Co. and BT Securities Corporation.

     We are requesting that you contact your clients for whom you hold shares of Existing Exchangeable Preferred Stock, regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold shares of Existing Exchangeable Preferred Stock registered in your name or in the name of your nominee, or who hold shares of Existing Exchangeable Preferred Stock registered in their own names, we are enclosing the following documents:

          1. Prospectus dated              , 1996;

          2. The Letter of Transmittal for your use and for the information of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for shares of Existing Exchangeable Preferred Stock are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A form of letter which may be sent to your clients for whose account you hold shares of Existing Exchangeable Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. Return envelopes addressed to IBJ Schroder Bank & Trust Company, the Exchange Agent for the Existing Exchangeable Preferred Stock.

     YOUR PROMPT ACTION  IS REQUESTED. THE  EXCHANGE OFFER WILL  EXPIRE AT  5:00
P.M., NEW YORK CITY TIME, ON              , 1996, UNLESS EXTENDED BY THE COMPANY
(THE 'EXPIRATION DATE'). THE SHARES OF EXISTING EXCHANGEABLE PREFERRED STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the shares of Existing Exchangeable Preferred Stock should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     If holders of shares of Existing Exchangeable Preferred Stock wish to tender, but it is impracticable for them to forward their certificates for shares of Existing Exchangeable Preferred Stock prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely

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basis,  a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under 'The Exchange Offer -- Guaranteed Delivery Procedures.'

     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of shares of Existing Exchangeable Preferred Stock held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of shares of Existing Exchangeable Preferred Stock pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to IBJ Schroder Bank & Trust Company, the Exchange Agent for the Existing Exchangeable Preferred Stock, at its address and telephone number set forth in the front of the Letter of Transmittal.

                                          Very truly yours,




                                          Benedek Communications Corporation



     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENTS OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.





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